Exhibit 99.1

AVISTAR COMMUNICATIONS MONETIZES ITS PATENT PORTFOLIO AND CLOSES TRANSACTION WITH INTELLECTUAL VENTURES MANAGEMENT, LLC

Agreement calls for Avistar to sell the majority of its patent portfolio to Intellectual Ventures Management, LLC for the sum of $11 million

San Mateo, Calif., January 26, 2010 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced that it has closed an agreement with Intellectual Ventures Management (www.intellectualventures.com), the leader in the business of invention, to sell the majority of its patents as part of a strategy to monetize its patent portfolio and continue investment into its product business.

Highlights of the transaction are as follows:

•	Avistar receives an upfront payment of $11 million. This allows Avistar to further invest in its product strategy and reinforces its cash position.
•	Avistar receives a full grant back license under the portfolio ensuring that its products are protected under these patents.
•	Avistar is no longer adverse to the firms that it has previously put on notice.

Bob Kirk, chief executive officer of Avistar, said, “The transaction with Intellectual Ventures is an important milestone for Avistar. The US patent market has created a challenging environment for a company such as Avistar to effectively monetize the full value of its portfolio. This transaction allows us to find the right vehicle for these patents to be represented in the market. It allows Avistar to focus on what we do best, that is deliver industry leading and award-winning products to our partners, clients and the visual communications industry. This also removes what has been a significant distraction for the team and our operation in general, while providing us the capital to more aggressively invest in our business.”

According to Peter Detkin, Intellectual Ventures founder and vice chairman, “Working with a company like Avistar allows Intellectual Ventures to demonstrate how our business model helps innovative companies identify new ways to monetize their patent portfolios.  Our experience doing sophisticated deals, like the one with Avistar, not only benefits customers with complex IP needs, but it also benefits technology companies who need access to inventions such as the ones Avistar has created.”

About Avistar Communications Corporation
Avistar (AVSR.PK) is an innovation leader in the unified visual communications industry, providing proven business-class desktop videoconferencing technology. Avistar's installations include more than 100,000 committed desktop seats worldwide, bringing together business users anytime and anyplace. Companies such as IBM, LifeSize, Logitech, Polycom and Sony use Avistar technology to power their unified communications solutions. Avistar also works with leading channel partners and resellers including AVI-SPL, CityIS, Fontel, and Jenne in more than 40 countries. For more information, please visit www.avistar.com.

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Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com